Exhibit 99.1

NEWS RELEASE

Duke Energy Corporation P.O. Box 1009 Charlotte, NC 28201-1009

Dec. 27, 2006	CONTACTS:	Duke Energy Tom Shiel Phone: 704/382-2355

NCEMC Jane Pritchard Phone: 919/875-3104

Rural Utilities Service Jim Newby Phone: 202/720-9545

Duke Energy Carolinas and NCEMC Agree to Purchase
Additional Ownership Interest in Catawba Nuclear Station Unit 1

CHARLOTTE, N.C. — Duke Energy Carolinas LLC and North Carolina Electric Membership Corporation (NCEMC) today announced agreements to purchase Saluda River Electric Cooperative Inc.’s ownership interest in unit 1 of the Catawba Nuclear Station.

Saluda River currently owns approximately 19 percent of unit 1, with NCEMC and Duke Energy owning the remaining 56 percent and 25 percent, respectively.

The agreements, which are worth $200 million, call for Duke Energy to pay $158 million for the purchase of approximately 72 percent of Saluda River’s interest (approximately 154 megawatts) and the NCEMC to pay $42 million for the remaining 28 percent (approximately 60 megawatts).

Following the close of the transaction — estimated for mid-2008 — NCEMC and

Duke Energy will own approximately 62 percent and 38 percent, respectively of unit 1.

“This transaction provides significant benefits to our customers in the Carolinas,” said Duke Energy Carolinas President Ellen Ruff. “We’re obtaining low-cost and emission-free generation from one of the top performing plants in the country at a price well below new build costs.”

NCEMC’s CEO Richard Thomas said that the purchase would similarly benefit the members of North Carolina’s electric cooperatives. “Our additional ownership interest in unit 1 increases the availability of our most cost-effective source of electricity,” said Thomas. “We are delighted to pass on the cost savings to our members and the families and businesses they serve.”

The agreements are subject to approval by various state and federal agencies.

Duke Energy is a joint owner and the operator of the two-unit 2,258-megawatt Catawba Nuclear Station on the Catawba River in York County, S.C. Joint owners of Catawba unit 2 include the North Carolina Municipal Power Agency (75 percent) and Piedmont Municipal Power Agency (25 percent).

North Carolina Electric Membership Corporation, representing 26 of the state’s electric cooperatives, serves nearly 30 percent of the state’s population, delivering electricity to more than 2.5 million people in a distribution territory covering approximately 23,800 square miles, nearly half the state’s land area, in 93 of the state’s 100 counties. NCEMC is one of the nation’s largest generation and transmission cooperatives.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas, including 28,000 megawatts of regulated generating capacity in the United States.

Duke Energy’s Carolinas operations include a diverse mix of nuclear, coal-fired, natural gas and hydroelectric generation that provides 19,900 megawatts of safe, reliable and competitively priced electricity to more than 2.2 million electric customers in a 22,000 square mile service area of North Carolina and South Carolina. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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